EXHIBIT 99.1

OHA Investment Corporation Announces Third Quarter 2019 Results

NEW YORK, Nov. 12, 2019 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ: OHAI) (the “Company”) today announced its financial results for the quarter ended September 30, 2019. Management will discuss the Company's results summarized below on a conference call on Wednesday, November 13, 2019, at 1:00 p.m. (Eastern Time).

Summary results for the quarter ended September 30, 2019:
Total investment income:  $1.5 million, or $0.08 per share
Net investment loss:  ($0.6) million, or ($0.03) per share
Net realized and unrealized loss:  ($0.5) million, or ($0.03) per share
Net asset value:  $35.5 million, or $1.76 per share
Investments added during the quarter:  $4.4 million (par value)
Fair value of portfolio investments:  $62.4 million

Operating Results
Investment income totaled $1.5 million for the third quarter of 2019, decreasing 20% compared to $1.9 million in the corresponding quarter of 2018. The decrease in investment income was primarily attributable to placing our investment in OCI subordinated notes on full non-accrual in October 2018, which was partially offset by an increase of $0.1 million in non-affiliate investment interest income. In the third quarter of 2018, OCI subordinated notes contributed $0.5 million of investment income.

Operating expenses for the third quarter of 2019 were $2.1 million, an increase of $0.2 million, or 14%, compared to operating expenses for the third quarter of 2018. This was largely due to $754 thousand, or $0.04 per share, of costs incurred in connection with the strategic review process during the third quarter of 2019. The increase in the strategic review costs were partially offset by lower interest expense and management fees during the quarter. During the quarter, interest expense and bank fees decreased by 19% to $0.6 million from $0.8 million compared to the same period in the prior year largely due to lower amount outstanding on our Credit Facility, as well as lower amortization of debt issuance costs. Management fees decreased by 23% to $0.3 million from $0.4 million due to lower average asset base subject to the base management fee.

The resulting net investment loss was ($560) thousand or ($0.03) per share, for the third quarter of 2019, compared to net investment income of $56 thousand, or $0.00 per share, for the third quarter of 2018.

We recorded net realized and unrealized losses on investments totaling ($0.5) million, or ($0.03) per share, for the third quarter of 2019, compared to net realized and unrealized losses of ($6.0) million, or ($0.30) per share, for the third quarter of 2018.

Overall, we experienced a net decrease in net assets resulting from operations of ($1.1) million, or ($0.05) per share, for the third quarter of 2019. After declaring a quarterly distribution during the period of $0.02 per share, our net asset value decreased 4% from $1.83 per share as of June 30, 2019 to $1.76 per share as of September 30, 2019.

Portfolio Activity
The fair value of our investment portfolio was $62.4 million at September 30, 2019, decreasing 6.0% compared to June 30, 2019. In the third quarter of 2019, the Company added $4.3 million to existing OHA portfolio investments and had realizations of $7.8 million. The current weighted average yield of our portfolio based on the cost and fair value of our yielding investments was 10.1% and 10.1%, respectively, as of September 30, 2019.

In July 2019, Allied Universal repaid its second lien term loan in the amount of $1.9 million. This investment was initiated in March 2018 and generated a gross unlevered internal rate of return of 12.0%.

In August 2019, MyEyeDr repaid its second lien term loan in the amount of $5.0 million. This investment was initiated in February 2018 and generated a gross unlevered internal rate of return of 10.6%.

In September 2019, we purchased $4.3 million of second lien term loan in NAVEX adding to our $0.4 million position that was previously acquired in August 2018. The $4.3 million NAVEX term loan add-on was purchased at an 0.875% discount to par, earns interest payable in cash at a rate of LIBOR +7.00%, and matures in September 2026.

Liquidity and Capital Resources
At September 30, 2019, we had cash and cash equivalents totaling $4.5 million, with $0.2 million due to a broker for unsettled trades, and a total of $2.3 million of unfunded commitments on our investments in two revolving credit facilities and two delayed draw term loans. The total amount outstanding under our Credit Facility at September 30, 2019 was $30.0 million. On August 5, 2019, we exercised our option to extend the maturity date on our Credit Facility to March 9, 2020.

Review of Strategic Alternatives
On July 31, 2019, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Portman Ridge Finance Corporation (“PTMN”), Storm Acquisition Sub Inc. (“Acquisition Sub”), and Sierra Crest Investment Management LLC, the investment adviser to PTMN and an affiliate of BC Partners Advisors L.P. and LibreMax Capital LLC. (“PTMN Adviser”). The transaction is the result of OHAI’s previously announced review of strategic alternatives and has been approved by a unanimous vote of the Special Committee of the Board of Directors of OHAI, the Board of Directors of OHAI (other than directors affiliated with Oak Hill Advisors, L.P., the external adviser to OHAI, who abstained from voting) and the Board of Directors of PTMN.

Under the terms of the proposed transaction, OHAI stockholders will receive a combination of (i) a minimum of $8 million in cash (approximately $0.40 per share) from PTMN (as may be adjusted as described below); (ii) PTMN shares valued at 100% of PTMN’s net asset value per share at the time of closing of the transaction in an aggregate number equal to OHAI’s net asset value at closing minus the $8 million PTMN cash merger consideration (as may be adjusted as described below); and (iii) an additional cash payment from Sierra Crest, the external adviser to PTMN, of $3 million in the aggregate, or approximately $0.15 per share.

If the aggregate number of shares of PTMN stock to be issued in connection with the merger would exceed 19.9% of the issued and outstanding shares of PTMN common stock immediately prior to the transaction closing, then the cash consideration payable by PTMN will be increased to the minimum extent necessary such that the aggregate number of shares of PTMN common stock to be issued in connection with the merger does not exceed such threshold. The exact exchange ratio for the stock component of the merger will be determined by the net asset value of OHAI and PTMN as of the closing, calculated as of 5:00 p.m. New York City time on the day prior to the closing of the transaction. In addition to approval by OHAI’s stockholders, the closing of the merger is subject to customary conditions. The parties currently expect the transaction to be completed in the fourth calendar quarter of 2019.

On November 4, 2019, PTMN filed an amended registration statement on Form N-14, which included a joint prospectus and proxy statement of OHAI and PTMN. The registration statement on Form N-14 was declared effective by the SEC on November 6, 2019. The special meeting for our stockholders is scheduled for December 12, 2019 to vote on the matters described in the proxy statement as required by the Merger Agreement.

Webcast / Conference Call at 1:00 p.m. Eastern Time on November 13, 2019
We invite all interested persons to participate in our conference call on Wednesday, November 13, 2019, at 1:00 p.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Conference ID is 7482529. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company’s website at www.ohainvestmentcorporation.com.

About OHA Investment Corporation
OHA Investment Corporation (NASDAQ: OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested approximately $7.4 billion in over 165 direct lending investments over the past 17 years.

OHAI’s filings with the Securities and Exchange Commission (“SEC”), earnings releases, press releases and other financial, operational and governance information are available on OHAI’s website at http://ir.ohainvestmentcorporation.com/home.

About Portman Ridge Finance Corporation
Portman Ridge Finance Corporation (NASDAQ: PTMN) is a publicly traded, externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. PTMN’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. PTMN’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors, LP and LibreMax Capital LLC.

PTMN's filings with the SEC, earnings releases, press releases and other financial, operational and governance information are available on PTMN's website at www.portmanridge.com.

Forward-Looking Statements
This press release may contain forward-looking statements that involve substantial risks and uncertainties, including statements regarding the completion of the transaction between OHAI and PTMN. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the timing or likelihood of the transaction closing, (ii) the expected synergies and savings associated with the transaction, (iii) the expected elimination of certain expenses and costs due to the transaction, (iv) the percentage of OHAI stockholders voting in favor of the transaction, (v) the possibility that competing offers or acquisition proposals for OHAI will be made; (vi) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived; (vii) risks related to diverting management’s attention from OHAI’s ongoing business operations, (viii) the risk that stockholder litigation in connection with the transactions contemplated by the merger agreement may result in significant costs of defense and liability, (ix) the future operating results of our portfolio companies or the combined company, (x) regulatory factors, (xi) changes in regional or national economic conditions and their impact on the industries in which we invest, and (xii) other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC. You should not place undue reliance on such forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements made herein, unless required by law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. You should read this communication and the documents that we reference in this communication completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Additional Information and Where to Find It
This communication relates to a proposed business combination involving OHAI and PTMN for which OHAI stockholder approval will be sought (the “Proposal”). In connection with the Proposal, each of OHAI and PTMN have filed relevant materials with the SEC, including a registration statement on Form N-14, which include a proxy statement of OHAI and a prospectus of PTMN. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. STOCKHOLDERS OF OHAI ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT OF OHAI REGARDING THE PROPOSAL (THE “PROXY STATEMENT”) WHEN IT BECOMES AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OHAI, PTMN, THE MERGER AND THE PROPOSAL. Investors and security holders will be able to obtain the documents filed with the SEC free of charge at the SEC’s web site, http://www.sec.gov or, for documents filed by OHAI, from OHAI’s website at http://ir.ohainvestmentcorporation.com/home.

Participants in the Solicitation
OHAI and PTMN and their respective directors, executive officers and certain other members of management, employees of Oak Hill Advisors, L.P and its affiliates and employees of Sierra Crest Investment Management LLC and its affiliates, may be deemed to be participants in the solicitation of proxies from the stockholders of OHAI in connection with the Proposal. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the OHAI stockholders in connection with the Proposal will be contained in the Proxy Statement when such document becomes available. This document may be obtained free of charge from the sources indicated above.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Kahyeong Lee – Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – jeremy.fielding@kekstcnc.com

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Investments in portfolio securities at fair value
Affiliate investments (cost: $26,028 and $26,028, respectively)	$2,422	$2,271
Non-affiliate investments (cost: $80,722 and $85,306, respectively)	59,982	63,335
Total portfolio investments (cost: $106,750 and $111,334, respectively)	62,404	65,606
Investments in U.S. Treasury Bills at fair value (cost: $9,999 and $14,989, respectively)	9,999	14,989
Total investments	72,403	80,595
Cash and cash equivalents	4,497	3,124
Accounts receivable and other current assets	492	499
Interest receivable	425	224
Other prepaid assets	34	19
Deferred tax asset	158	316
Total current assets	5,606	4,182
Total assets	$78,009	$84,777

Liabilities
Current liabilities
Distributions payable	$403	$403
Accounts payable and accrued expenses	1,697	683
Due to broker	199	3,251
Due to affiliate	122	571
Management and incentive fees payable	351	366
Income taxes payable	39	39
Repurchase agreement	9,800	14,689
Short-term debt, net of debt issuance costs	29,894	—
Total current liabilities	42,505	20,002
Long-term debt, net of debt issuance costs	—	28,866
Total liabilities	42,505	48,868
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,172,392 and 20,172,392 shares issued and outstanding, respectively	20	20
Paid-in capital in excess of par	211,907	211,907
Total distributable earnings (loss)	(176,423)	(176,018)
Total net assets	35,504	35,909
Total liabilities and net assets	$78,009	$84,777
Net asset value per share	$1.76	$1.78

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018
Investment income:
Interest income:
Interest income	$1,496	$1,819	$4,499	$6,572
Money market interest	18	50	50	190
Other income	4	17	18	34
Total investment income	1,518	1,886	4,567	6,796
Operating expenses:
Interest expense and bank fees	620	767	1,860	2,391
Management fees	305	397	925	1,181
Incentive fees	(32)	6	46	6
Costs related to strategic alternatives review	754	—	1,063	75
Professional fees	(31)	260	406	1,120
Allocation of administrative expenses from advisor	371	298	1,113	962
Other general and administrative expenses	29	40	161	210
Director fees	62	61	184	184
Total operating expenses	2,078	1,829	5,758	6,129
Incentive fee waiver	—	(6)	—	(6)
Net operating expenses	2,078	1,823	5,758	6,123
Income tax provision, net	—	7	15	45
Net investment income (loss)	(560)	56	(1,206)	628

Net realized capital gain (loss) on investments	—	—	629	(55,952)
Benefit (provision) for taxes	—	3	—	(39)
Total net realized capital gain (loss) on investments	—	3	629	(55,991)

Total net unrealized appreciation (depreciation) on investments	(539)	(6,008)	1,382	52,154

Net increase (decrease) in net assets resulting from operations	$(1,099)	$(5,949)	$805	$(3,209)

Net increase (decrease) in net assets resulting from operations per common share	$(0.05)	$(0.29)	$0.04	$(0.16)

Distributions declared per common share	$0.02	$0.02	$0.06	$0.06
Weighted average shares outstanding - basic and diluted	20,172	20,172	20,172	20,172

Per Share Data(1)
Net asset value, beginning of period	$1.83	$2.46	$1.78	$2.37

Net investment income (loss)	(0.03)	—	(0.06)	0.03
Net realized and unrealized gain (loss) on investments	(0.03)	(0.30)	0.10	(0.19)
Net increase (decrease) in net assets resulting from operations	(0.06)	(0.30)	0.04	(0.16)
Distributions to common stockholders	(0.02)	(0.02)	(0.06)	(0.06)
Net decrease in net assets from distributions	(0.02)	(0.02)	(0.06)	(0.06)

Net asset value, end of period	$1.76	$2.15	$1.76	$2.15

(1) Per share data is based on weighted average number of common shares outstanding for the period. Per share data may not total due to rounding.